51 West 52nd Street
New York, NY 10019

Joseph R. Ianniello
c/o CBS Corporation
51 West 52nd Street
New York, NY 10019

Dear Joe:	as of July 20, 2009

CBS Corporation (“CBS”), having an address at 51 West 52nd Street, New York, New York 10019, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

1.          Term. The term of your employment under this agreement (the “Agreement”) shall commence on July 20, 2009 (the “Effective Date”) and, unless earlier terminated under this Agreement, shall expire on July 20, 2013 (the “Expiration Date”). The period from the Effective Date through the Expiration Date is referred to herein as the “Term” notwithstanding any earlier termination of your employment for any reason.

2.              Duties. You will serve as the Executive Vice President and Chief Financial Officer, and you agree to perform all duties reasonable and consistent with that office as the President and Chief Executive Officer of CBS (the “CEO”) may assign to you from time to time. You agree to devote your entire business time, attention and energies to the business of CBS. Your principal place of employment will be CBS’s executive offices in the New York metropolitan area; provided, however, that you will be required to render services in the Los Angeles metropolitan area and elsewhere upon request for business reasons.

3.	Base Compensation.

(a)          Salary. For all the services rendered by you in any capacity under this Agreement, CBS agrees to pay you base salary (“Salary”) at the rate of One Million Five Hundred Thousand Dollars ($1,500,000) per annum, less applicable deductions and withholding taxes, in accordance with CBS’s payroll practices as they may exist from time to time. Your Salary shall be reviewed annually and may be increased, but not decreased. Any increase shall be made at a time, and in an amount, that CBS shall

Joseph R. Ianniello

As of July 20, 2009

determine in its discretion.

(b)          Bonus Compensation. You also shall be eligible to receive annual bonus compensation (“Bonus”) during your employment with CBS under this Agreement, determined and payable as follows:

(i)           Your Bonus for each calendar year during your employment with CBS under this Agreement will be determined in accordance with the guidelines of the CBS short-term incentive program (the “STIP”), as such guidelines may be amended from time to time without notice in the discretion of CBS.

(ii)          Your target bonus (“Target Bonus”) for each calendar year during your employment with CBS under this Agreement shall be 200% of your Salary in effect on November 1st of the calendar year.

(iii)       Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, between January 1st and March 15th of the following calendar year

(iv)         If, prior to the last day of a calendar year, your employment with CBS terminates, you may be entitled to payment of a prorated bonus based on then current CBS policy, as in effect from time to time, payable in accordance with paragraph 3(b)(iii).

(c)          Long-Term Incentive Compensation. You shall be eligible to receive annual grants of long-term incentive compensation under the CBS Corporation 2009 Long-Term Incentive Plan (or any successor plan thereto) (the “LTIP”), as may be amended from time to time without notice in the discretion of CBS. You shall have a target long-term incentive value equal to Three Million Dollars ($3,000,000). The precise amount, form and timing of any such long-term incentive award, if any, shall be determined in the discretion of the Compensation Committee of the CBS Board of Directors (the “Committee”).

4.            Benefits. You shall be eligible to participate in all CBS vacation, medical, dental, life insurance, long-term disability insurance, retirement, long-term incentive and other benefit plans and programs applicable generally to other senior executives of CBS and its subsidiaries, in accordance with the terms of the plans, as may be amended from time to time. This provision shall not be construed to either require CBS to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.

Joseph R. Ianniello

As of July 20, 2009

5.          Business Expenses. During your employment under this Agreement, CBS shall reimburse you for such reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to CBS executives at comparable levels. Such travel and other expenses shall be reimbursed by CBS as soon as practicable in accordance with CBS’s established guidelines, as may be amended from time to time, but in no event later than December 31st of the calendar year following the calendar year in which you incur the related expenses.

6.	Non-Competition, Confidential Information, Etc.

(a)          Non-Competition. You agree that your employment with CBS is on an exclusive basis and that, while you are employed by CBS or any of its subsidiaries, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You further agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate in (or negotiate or sign any agreement to engage in or participate in), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business of CBS, or any of its subsidiaries, without the written consent of CBS; provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the period during your employment with CBS and shall continue following the termination of your employment for any reason, including by expiration of this Agreement for the greater of: (i) twelve (12) months; or (ii) for so long as any payments are due to you pursuant to paragraph 7(b) or 7(c) of this Agreement, subject to CBS’s acceptance of your written request pursuant to paragraph 6(j) of this Agreement, if any.

(b)          Confidential Information. You agree that, during the Term and at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of CBS, or disclose to any third party, any information relating to CBS, or any of CBS’s affiliated companies which is non-public, confidential or proprietary to CBS or any of CBS’s affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with CBS’s policies); and (ii) you will comply with any and all confidentiality obligations of CBS to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to

Joseph R. Ianniello

As of July 20, 2009

disclose it to you. For purposes of this paragraph 6(b), the term “third party” shall be defined to mean (x) with respect to the Confidential Information of CBS and its subsidiaries, any person other than CBS and its subsidiaries or any of their respective directors and senior officers, and (y) with respect to the Confidential Information of CBS’s affiliated companies which are not subsidiaries of CBS, any person other than CBS, CBS’s affiliated companies or any of their respective directors and senior officers.

(c)          No Solicitation, Etc. You agree that, while employed by CBS and for the greater of twelve (12) months thereafter or for so long as payments are due to you pursuant to paragraph 7(b) or 7(c) of this Agreement, you shall not, directly or indirectly:

(i)          employ or solicit the employment of any person who is then or has been within twelve (12) months prior thereto, an employee of CBS or any of CBS’s affiliated companies; or

(ii)          do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of CBS or any of CBS’s affiliated companies with any customer, employee, consultant or supplier.

(d)          CBS Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with CBS and/or any of CBS’s affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and CBS shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner CBS determines, in its discretion, without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to CBS under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and CBS shall have the right to use the work in perpetuity throughout the universe in any manner CBS determines, in its discretion, without any further payment to you. You shall, as may be requested by CBS from time to time, do any and all things which CBS may deem useful or desirable to establish or document CBS’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the Executive Vice President, General Counsel, CBS

Joseph R. Ianniello

As of July 20, 2009

Corporation or his designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by CBS of any ownership rights to which CBS may be entitled by operation of law by virtue of being your employer.

(e)	Litigation.

(i)           You agree that during the Term and for twelve (12) months thereafter or, if later, during the pendency of any litigation or other proceeding, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving CBS, or any of CBS’s affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to CBS or its counsel; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify CBS’s counsel before providing any information or documents.

(ii)          You agree to cooperate with CBS and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved or had knowledge of prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to CBS’s counsel, experts or consultants, providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to your attendance at such proceedings. In the event that your cooperation is requested after the termination of your employment, CBS will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation within 60 calendar days following the date on which CBS receives appropriate documentation with respect to such expenses, but in no event later than December 31 of the calendar year following the calendar year in which you incur the related expenses.

(iii)        You agree that during the Term and at any time thereafter, to the fullest extent permitted by law, you will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves CBS, or any of CBS’s affiliated companies, or which may create the impression that such

Joseph R. Ianniello

As of July 20, 2009

testimony is endorsed or approved by CBS, or any of CBS’s affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process the approval of the Executive Vice President and General Counsel, CBS Corporation.

(f)         No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by CBS, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning CBS, or any of CBS’s affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.

(g)          Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with CBS shall remain the exclusive property of CBS. In the event of the termination of your employment for any reason, CBS reserves the right, to the extent permitted by law and in addition to any other remedy CBS may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to CBS, or any of CBS’s affiliated companies at the time of or subsequent to the termination of your employment with CBS; and (ii) the value of the CBS property which you retain in your possession after the termination of your employment with CBS. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. Notwithstanding anything in this Section 6(g) to the contrary, CBS will not exercise such right to deduct from any monies otherwise payable to you that constitute “deferred compensation” within the meaning of Internal Revenue Code Section 409A (“Code Section 409A”).

(h)          Non-Disparagement. You agree that, during the Term and for a period of one year thereafter, you shall not, in any communications with the press or other media or any customer, client or supplier of CBS or any of CBS’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of CBS or any of CBS’s affiliated companies, or any of their respective directors or senior officers.

(i)           Injunctive Relief. CBS has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to CBS and, accordingly, CBS may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to CBS.

(j)	Survival; Modification of Terms. Your obligations under

Joseph R. Ianniello

As of July 20, 2009

paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 6(a) (but not under any other provision of this Agreement) shall cease if: (x) CBS terminates your employment without Cause; (y) you provide CBS a written notice indicating your desire to waive your right to receive, or to continue to receive, termination payments and benefits under paragraph 7(b)(ii)(A) through (D); and (z) CBS notifies you that it has, in its discretion, accepted your request. You and CBS agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of CBS that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. You acknowledge that CBS conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “CBS” name. To that end, you further acknowledge that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of CBS and its affiliated companies.

7.	Termination of Employment.
(a) Termination for Cause.

(i)         CBS may, at its option, terminate your employment under this Agreement for Cause. For purposes of this Agreement (and any other agreement that expressly incorporates the definition of Cause hereunder), “Cause” shall mean: (A) embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; (B) willful unauthorized disclosure of Confidential Information; (C) your failure to obey a material lawful directive that is appropriate to your position from the CEO, the Executive Chairman and Founder of CBS, or the CBS Board of Directors (or any committee thereof); (D) your failure to comply with the written policies of CBS, including the CBS Business Conduct Statement or successor conduct statement as they apply from time to time; (E) your material breach of this Agreement (including any representations herein); (F) your failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this Agreement; (G) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or

Joseph R. Ianniello

As of July 20, 2009

(H) conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring you to public disrepute, scandal or ridicule or reflect unfavorably upon any of CBS’s businesses or those who conduct business with CBS and its affiliated entities.

CBS will give you written notice of termination prior to terminating your employment pursuant to clause (C), (D), (E), (F), (G) or (H) of this paragraph 7(a)(i), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under clause (C), (D), (E), (F), (G) or (H) of this paragraph 7(a)(i); provided, however, that if CBS reasonably expects irreparable injury from a delay of ten (10) business days, CBS may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

(ii)          In the event that your employment terminates under paragraph 7(a)(i) during the Term hereof, CBS shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits, except to the extent required by applicable law.

(b)	Termination without Cause.

(i)           CBS may terminate your employment under this Agreement without Cause at any time during the Term by providing written notice of termination to you.

(ii)          In the event that your employment terminates under paragraph 7(b)(i) during the Term hereof, you shall thereafter receive, less applicable withholding taxes, (x) any unpaid Salary through and including the date of termination, any unpaid Bonus earned for the calendar year prior to the calendar year in which you are terminated, any business expense reimbursements incurred but not yet approved and/or paid and such other amounts as are required to be paid or provided by law (the “Accrued Obligations”), payable within thirty (30) days following your termination date, and (y) subject to your compliance with paragraph 7(i) hereunder, the following payments and benefits:

(A)         Severance Amount: a severance amount (the “Severance Amount”) equal to two (2) times the sum of your Salary and Target Bonus in effect at the time of your termination (or, if your Salary and/or Target Bonus has been reduced in violation of this Agreement, your highest Salary and/or Target Bonus during the Term), 50% of which shall be paid in a lump

Joseph R. Ianniello

As of July 20, 2009

sum within thirty (30) days following your termination date and the remaining 50% of which will be paid in accordance with the Company’s regular payroll practices, in equal installments, over a period of twenty-four (24) months, beginning with the regular payroll date (“Regular Payroll Dates”) next following your termination date; provided, however, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of the Severance Amount that would be paid to you during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be paid to you in a lump sum on the earlier of (x) the first business day of the seventh calendar month following the calendar month in which your termination of employment occurs or (y) your death (the applicable date, the “Permissible Payment Date”) rather than as described above, and any remaining Severance Amount shall be paid to you or your estate, as applicable, in accordance with the installment payment schedule set forth above on your Regular Payroll Dates commencing with the Regular Payroll Date that follows the Permissible Payment Date. Each payment pursuant to this paragraph 7(b)(ii)(A) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A.

(B)         Health Benefits: medical and dental insurance coverage for you and your eligible dependents at no cost to you (except as hereafter described) pursuant to the CBS benefit plans in which you participated in at the time of your termination of employment (or, if different, other benefit plans generally available to senior level executives) for a period of twenty-four (24) months following the termination date, or if earlier, the date on which you become eligible for medical or dental coverage as the case may be from a third party, which period of coverage shall be considered to run concurrently with the COBRA continuation period; provided, however, that during the period that CBS provides you with this coverage, the cost of such coverage will be treated as taxable income to you and CBS may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law;

Joseph R. Ianniello

As of July 20, 2009

(C)         Life Insurance: life insurance coverage for twenty-four (24) months under CBS’s policy in effect on the date of termination in the amount then furnished to CBS employees at no cost (the amount of which coverage will be reduced to the amount of life insurance coverage furnished to you at no cost by a third party employer); and

(D)         Equity: the following with respect to long-term incentive awards granted to you under the LTIP (or any predecessor or successor plan to the LTIP):

(I)           All awards of stock options that have not vested and become exercisable on the date of such termination shall accelerate and vest immediately on the Release Effective Date (as defined in paragraph 7(i)(i) below), and will continue to be exercisable for the greater of twenty-four (24) months or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.

(II)         All awards of stock options that have previously vested and become exercisable by the date of such termination shall remain exercisable for the greater of twenty-four (24) months or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.

(III)        All awards of RSUs that have not vested on the date of such termination shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter; provided, however, that to the extent compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such RSU under Internal Revenue Code Section 162(m) (“Code Section 162(m)”), such RSU shall vest if and when the CBS Compensation Committee certifies that the performance goal relating to such RSU has been met, or, if later, the Release Effective Date, and shall be settled within ten (10) business days thereafter; provided, further, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of your RSUs that would otherwise be settled during the six-month period following your termination of employment constitutes “deferred compensation”

Joseph R. Ianniello

As of July 20, 2009

within the meaning of Code Section 409A, such portion shall be settled on the Permissible Payment Date.

(iii)        You shall not be required to mitigate the amount of any payment provided for in paragraph 7(b)(ii) by seeking other employment. The payments provided for in paragraph 7(b)(ii) are in lieu of any other severance or income continuation or protection under any CBS plan, program or agreement that may now or hereafter exist.

(c)	Resignation with Good Reason.

(i)           You may resign your employment under this Agreement with Good Reason at any time during the Term by written notice of termination to CBS given no more than thirty (30) days after the occurrence of the event constituting Good Reason. Such notice shall state an effective resignation date that is not earlier than thirty (30) business days and not later than sixty (60) days after the date it is given to CBS, provided that CBS may set an earlier effective date for your resignation at any time after receipt of your notice. For purposes of this Agreement (and any other agreement that expressly incorporates the definition of Good Reason hereunder), “Good Reason” shall mean the occurrence of any of the following without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with physical and mental incapacity): (A) the requirement that you report on an ongoing basis to an executive at a level lower than the level of the executive to whom you reported on the Effective Date; (B) the material breach by CBS of its obligations under this Agreement, including a material reduction in the scope of your responsibilities or title, or a material reduction in your base compensation (as set forth in paragraph 3 of this Agreement); or (C) a Material Reduction, as defined in Exhibit A attached hereto. CBS shall have thirty (30) days from the receipt of your notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect; provided, however, that in the event of a Material Reduction, the thirty (30) day cure period shall be extended to ninety (90) days. If no cure is effected, your resignation will be effective as of the date specified in your written notice to CBS or such earlier effective date set by CBS following receipt of your notice.

(ii)          In the event that your employment terminates under paragraph 7(c)(i) during the Term hereof, you shall thereafter receive, less applicable withholding taxes, (x) the Accrued Obligations, payable within thirty (30) days following your termination date, and (y) subject to your compliance with paragraph 7(i) hereunder, the following payments and benefits:

(A)         Severance Amount: a Severance Amount equal to two (2) times the sum of your Salary and Target Bonus in effect at

Joseph R. Ianniello

As of July 20, 2009

the time of your termination (or, if your Salary and/or Target Bonus has been reduced in violation of this Agreement, your highest Salary and/or Target Bonus during the Term), 50% of which shall be paid in a lump sum within thirty (30) days following your termination date and the remaining 50% of which will be paid in accordance with the Company’s regular payroll practices, in equal installments, over a period of twenty-four (24) months, beginning with the Regular Payroll Date next following your termination date; provided, however, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of the Severance Amount that would be paid to you during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be paid to you in a lump sum on the Permissible Payment Date rather than as described above, and any remaining Severance Amount shall be paid to you or your estate, as applicable, in accordance with the installment payment schedule set forth above on your Regular Payroll Dates commencing with the Regular Payroll Date that follows the Permissible Payment Date. Each payment pursuant to this paragraph 7(c)(ii)(A) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A.

(B)         Health Benefits: medical and dental insurance coverage for you and your eligible dependents at no cost to you (except as hereafter described) pursuant to the CBS benefit plans in which you participated in at the time of your termination of employment (or, if different, other benefit plans generally available to senior level executives) for a period of twenty-four (24) months following the termination date, or if earlier, the date on which you become eligible for medical or dental coverage as the case may be from a third party, which period of coverage shall be considered to run concurrently with the COBRA continuation period; provided, however, that during the period that CBS provides you with this coverage, the cost of such coverage will be treated as taxable income to you and CBS may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law;

Joseph R. Ianniello

As of July 20, 2009

(C)         Life Insurance: life insurance coverage for twenty-four (24) months under CBS’s policy in effect on the date of termination in the amount then furnished to CBS employees at no cost (the amount of which coverage will be reduced to the amount of life insurance coverage furnished to you at no cost by a third party employer); and

(D)         Equity: the following with respect to long-term incentive awards granted to you under the LTIP (or any predecessor or successor plan to the LTIP):

(I)           All awards of stock options that have not vested and become exercisable on the date of such termination, but which are at least 25% vested, shall accelerate and vest immediately on the Release Effective Date, and will continue to be exercisable for the greater of twenty-four (24) months or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.

(II)         All awards of stock options that have not vested (either in accordance with their terms or pursuant to clause (I) above) and become exercisable on the date of such termination, but which would otherwise vest within the twenty-four (24) month period following the termination date, shall accelerate and vest immediately on the Release Effective Date, and will continue to be exercisable for the greater of twenty-four (24) months or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.

(III)        All awards of stock options that have previously vested and become exercisable by the date of such termination shall remain exercisable for the greater of twenty-four (24) months or the period provided in accordance with the terms of the grant; provided, however, that in no event shall the exercise period extend beyond their expiration date.

(IV)        With respect to each award of RSUs that is at least 25% vested on the date of your termination, the unvested portion shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter; provided, however, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A

Joseph R. Ianniello

As of July 20, 2009

and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of your RSUs that would otherwise be settled during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be settled on the earlier of (x) the first business day of the seventh calendar month following the calendar month in which your termination of employment occurs or (y) your death.

(V)         With respect to all awards of RSUs that are not at least 25% vested on the date of your termination, but which would otherwise vest within the twenty-four (24) month period following the termination date, shall accelerate and vest immediately on the Release Effective Date and be settled within ten (10) business days thereafter; provided, however, that to the extent compliance with the performance-based compensation exception is required in order to ensure the deductibility of any such RSU under Code Section 162(m), such RSU shall vest if and when the CBS Compensation Committee certifies that the performance goal relating to such RSU has been met, or, if later, the Release Effective Date, and shall be settled within ten (10) business days thereafter; provided, further, that to the extent that you are a “specified employee” (within the meaning of Code Section 409A and determined pursuant to procedures adopted by CBS) at the time of your termination and any portion of your RSUs that would otherwise be settled during the six-month period following your termination of employment constitutes “deferred compensation” within the meaning of Code Section 409A, such portion shall be settled on the Permissible Payment Date.

(iii)        You shall not be required to mitigate the amount of any payment provided for in paragraph 7(c)(ii) by seeking other employment. The payments provided for in paragraph 7(c)(ii) are in lieu of any other severance or income continuation or protection under any CBS plan, program or agreement that may now or hereafter exist.

(d)	Death.

(i)           Your employment with CBS shall terminate automatically upon your death.

(ii)          In the event of your death prior to the end of the Term while actively employed, your beneficiary or estate shall receive (x) the Accrued Obligations, payable, less applicable withholding taxes, within 30 days following

Joseph R. Ianniello

As of July 20, 2009

your date of death; and (y) bonus compensation for the calendar year in which your death occurs, determined in accordance with the STIP (i.e., based upon CBS’s achievement of its goals and CBS’s good faith estimate of your achievement of your personal goals) and prorated for the portion of the calendar year through and including your date of death, payable, less applicable withholding taxes, by March 15th of the following calendar year.

(iii)        If you die after the termination of your employment under paragraph 7(b)(i) or 7(c)(i) during the Term, your beneficiary or estate shall receive (x) any Severance Amount payable under paragraph 7(b)(ii)(A) or 7(c)(ii)(A), as applicable, up to the date on which the death occurs, payable, less applicable withholding taxes, within 30 days following the date of death; and (y) bonus compensation for the calendar year in which the death occurs in an amount equal to your Target Bonus and prorated for the portion of the year through and including your date of death, payable, less applicable deductions and withholding taxes, by March 15th of the following calendar year.

(e)	Disability.

(i)           If, while employed during the Term, you become “disabled” within the meaning of such term under CBS’s Short-Term Disability (“STD”) program (such condition is referred to as a “Disability” or being “Disabled”), you will be considered to have experienced a termination of employment with CBS and its subsidiaries as of the date you first become eligible to receive benefits under CBS’s Long-Term Disability (“LTD”) program or, if you do not become eligible to receive benefits under CBS’s LTD program, you have not returned to work by the six (6) month anniversary of your Disability onset date.

(ii)           Except as provided in this paragraph 7(e)(ii), in the event that you become Disabled while employed full-time during the Term, you will exclusively receive compensation under the STD program in accordance with its terms and, thereafter, under the LTD program in accordance with its terms provided you are eligible to receive LTD program benefits. Notwithstanding the foregoing, if you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the calendar year(s) during the Term in which you receive compensation under the STD program, determined as follows:

(A)         for the portion of the calendar year from January 1st until the date on which you first receive compensation under the STD program, bonus compensation shall be determined in accordance with the STIP (i.e., based upon CBS’s achievement of its goals and CBS’s good faith estimate of your achievement of

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your personal goals) and prorated for such period; and

(B)         for any subsequent portion of that calendar year and any portion of the following calendar year in which you receive compensation under the STD program, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period(s).

Bonus compensation under this paragraph 7(e)(ii) shall be paid, less applicable deductions and withholding taxes, between January 1st and March 15th of the calendar year following the calendar year to which such bonus compensation relates. You will not receive bonus compensation for any portion of the calendar year(s) during the Term while you receive benefits under the LTD program. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7(e)(ii) are in lieu of Salary and Bonus under paragraphs 3(a) and (b).

(f)          Renewal Notice / Non-Renewal. CBS shall notify you six (6) months prior to the expiration of the Term in writing if it intends to continue your employment beyond the expiration of the Term. If you are notified that CBS does intend to continue your employment, then you agree that you shall negotiate exclusively with CBS for the first 90 days following such notification. Nothing contained herein shall obligate CBS to provide an increase to your compensation hereunder upon such renewal. If you remain employed beyond the end of the Term but have not entered into a new contractual relationship with CBS, or any of CBS’s affiliated companies, your continued employment shall be “at will” and on such terms and conditions as CBS may at the time establish, and either party, during such period, may terminate your employment at any time, provided that if CBS terminates your employment during such period without cause, you shall become eligible to receive severance under the then current CBS severance policy applicable to executives at your level, subject to the terms of such severance policy (including your execution of a release in favor of CBS pursuant to such policy to the extent required).

(g)          Resignation from Official Positions. If your employment with CBS terminates for any reason, you shall automatically be deemed to have resigned at that time from any and all officer or director positions that you may have held with CBS, or any of CBS’s affiliated companies and all board seats or other positions in other entities you held on behalf of CBS, including any fiduciary positions (including as a trustee) you hold with respect to any employee benefit plans or trusts established by CBS. You agree that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this paragraph 7(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of CBS or any of its affiliated companies, any documents or instruments which CBS may deem necessary or

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desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of CBS or any of CBS’s affiliated companies to execute any such documents or instruments as your attorney-in-fact.

(h)          Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 7(b)(ii)(B) or paragraph 7(c)(ii)(B), as applicable, with respect to medical and dental benefits), participation in all CBS benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs, and subject to any vested rights you may have under the terms of such plans or programs. The foregoing shall not apply to the LTIP and, after the termination of your employment, your rights under the LTIP shall be governed by the terms of the LTIP award agreements, certificates, the applicable LTIP plan(s) and this Agreement.

(i)	Release; Compliance with Paragraph 6.

(i)           Notwithstanding any provision in this Agreement to the contrary, prior to payment by CBS of any amount or provision of any benefit pursuant to paragraph 7(b)(ii) or paragraph 7(c)(ii), as applicable, within sixty (60) days following your termination of employment, (x) you shall have executed and delivered to CBS a general release in a form satisfactory to CBS and (y) such general release shall have become effective and irrevocable in its entirety (such date, the “Release Effective Date”); provided, however, that if, at the time any cash severance payments are scheduled to be paid to you pursuant to paragraph 7(b)(ii) or 7(c)(ii), as applicable, you have not executed a general release that has become effective and irrevocable in its entirety, then any such cash severance payments shall be held and accumulated without interest, and shall be paid to you on the first Regular Payroll Date following the Release Effective Date. Your failure or refusal to sign and deliver the release or your revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 7(b)(ii) or 7(c)(ii), as applicable. Notwithstanding the foregoing, if the sixty (60) day period does not begin and end in the same calendar year, then the Release Effective Date shall occur no earlier than January 1st of the calendar year following the calendar year in which your termination occurs.

(ii)          Notwithstanding any provision in this Agreement to the contrary, the payments and benefits described in paragraph 7(b)(ii) or 7(c)(ii), as applicable, shall immediately cease, and CBS shall have no further obligations to you with respect thereto, in the event that you materially breach any provision of paragraph 6 hereof.

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As of July 20, 2009

(j)         Limitation on Payments.   In the event that you receive any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and, but for this paragraph 7(j), would be subject to the excise tax imposed by Internal Revenue Code Section 4999, the Company shall reduce the aggregate amount of such payments and distributions such that the present value thereof (as determined under the Internal Revenue Code and the applicable regulations) is equal to 2.99 times your “base amount,” as defined in Internal Revenue Code Section 280G.  The reductions shall first be made to amounts which do not constitute “deferred compensation” within the meaning of Code Section 409A, and thereafter from amounts specified in paragraph 7(b)(ii)(A) or 7(c)(ii)(A), as applicable, but without changing the regularly scheduled payment dates for any such amounts.  The determinations to be made with respect to this paragraph 7(j) shall be made by a certified public accounting firm designated by CBS.

8.              No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than CBS for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by CBS, or any of CBS’s affiliated companies.

9.             Equal Opportunity Employer; Employee Statement of Business Conduct. You recognize that CBS is an equal opportunity employer. You agree that you will comply with CBS policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the CBS Business Conduct Statement.

10.           Notices. All notices under this Agreement must be given in writing, by personal delivery or by registered mail, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of CBS, to the attention of the Executive Vice President, General Counsel, CBS. Any notice given by registered mail shall be deemed to have been given three days following such mailing.

11.           Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or CBS except that CBS may assign this Agreement to any affiliated company of or any successor in interest to CBS.

12.           New York Law, Etc. You acknowledge that this Agreement has been executed, in whole or in part, in New York, and your employment duties are primarily performed in New York. Accordingly, you agree that this Agreement and all matters or issues arising out of or relating to your CBS employment shall

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be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein.

13.           No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on CBS or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

14.           Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

15.           Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

16.           Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by CBS or any of CBS’s affiliated companies relating to the subject matter herein, including, without limitation, your prior employment agreement with CBS dated November 17, 2008.

17.	Payment of Deferred Compensation – Section 409A.

(a)            To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Code Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 17 or otherwise) shall CBS or any of its affiliates be liable for any tax, interest or penalties that may be imposed on you under Code Section 409A. Neither CBS nor any of its affiliates have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.

(b)           Your right to any in-kind benefit or reimbursement benefits pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of CBS covered by this Agreement shall not be subject to liquidation or exchange for cash or another benefit.

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As of July 20, 2009

18.           Arbitration. If any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or your employment with CBS, the parties hereto agree that such disagreement or dispute shall be submitted to arbitration before the American Arbitration Association (the “AAA”), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (the “Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees). Judgment upon the final award rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, CBS shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of your alleged violation of the terms of Section 6 of this Agreement, and you hereby consent and agree to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement to the undersigned for execution on behalf of CBS; after this Agreement has been executed by CBS and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

CBS CORPORATION

		By:	/s/ Anthony G. Ambrosio
			Name:	Anthony G. Ambrosio
ACCEPTED AND AGREED:			Title:	Executive Vice President, Human Resources and Administration

/s/ Joseph R. Ianniello
Joseph R. Ianniello

Dated:	9/30/09

EXHIBIT A

1)

A “Reduction” shall occur if, solely as a result of the Incremental Income Tax, your Net CBS Income is less than it otherwise would have been had you not performed any California Services for the Period and had instead continued to reside in the state of your domicile (currently New Jersey, but may include Connecticut or New York (but not in New York City) if you change your domicile to either of these states for such Period) and worked solely at CBS’s headquarters in New York, New York for the Period. The Reduction shall be considered a “Material Reduction” under paragraph 7(c)(i)(C) of the Agreement if the Reduction in Net CBS Income is 6% or more.

2)	Definitions

i.	“Net CBS Income” means the ordinary income that you receive from CBS and its subsidiaries, net after federal, state and local taxes for the applicable Period.

ii.	“Period” means each calendar year that ends during the Term, beginning with calendar year 2009, but only to the extent you remain employed with CBS on the last day of such calendar year.

iii.	“California Services” means the performance of services in California for CBS and its subsidiaries at the request of CBS.

iv.

“Incremental Income Tax” means the additional income tax you are required to pay to local or state tax authorities for the applicable Period with respect to your Net CBS Income (after adjusting the same for the federal income tax deduction of state and local taxes), which you would not have been required to pay had you not performed any California Services for the Period and had instead continued to reside in the state of your domicile (currently New Jersey, but may include Connecticut or New York (but not in New York City) if you change your domicile to either of these states for such Period) and worked solely at CBS’s headquarters in New York, New York.

3)	Conditions

i.

You shall be entitled to assert the occurrence of a “Material Reduction” only after filing all applicable tax returns with the applicable taxing authorities for the Period and providing copies and supporting information of the same to CBS, as may be requested by CBS, as evidence of a claimed Material Reduction.

ii.	Notwithstanding anything to the contrary in this Exhibit A or in paragraph 7(c)(i)(C) of the Agreement, you shall not be entitled to claim the occurrence of a Material Reduction:

1.	For any Period during which you are terminated for Cause;

2.	For any Period during which you establish permanent residence in California or any residence in New York City, whether intentionally or unintentionally, and all subsequent Periods thereafter; or

3.

If the Material Reduction results from a change in the applicable tax laws or tax rates in a locality or state (other than one in California) for the Period for reasons unrelated to your performance of California Services.

4)

A “Material Reduction” shall be considered cured within the meaning of paragraph 7(c)(i) of the Agreement by payment to you within 90 days of an amount sufficient to cause the Reduction to be under 6% for the Period. In no event shall such cure payment be made later than December 31st of the calendar year following the calendar year in which you remit the taxes for the Period.